ABC, INC. SAVINGS & INVESTMENT PLAN
                    REPORT ON FINANCIAL STATEMENTS

                      DECEMBER 31, 2001 AND 2000

                 ABC, INC. SAVINGS & INVESTMENT PLAN

                     INDEX TO FINANCIAL STATEMENTS

                       DECEMBER 31, 2001 AND 2000


                                                                         Page
Report of Independent Accountants                                        F-2

  Financial Statements:

    Statements of Net Assets Available for Benefits
     as of December 31, 2001 and 2000                                    F-3

    Statement of Changes in Net Assets Available for Benefits
     For the year ended December 31, 2001                                F-4

    Notes to Financial Statements                                        F-5


Schedules required by the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

                        REPORT OF INDEPENDENT ACCOUNTANTS




To the Participants and Plan Administrator of the ABC, Inc. Savings & Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the ABC, Inc. Savings & Investment Plan (the "Plan") at December 31, 2001 and 2000, and the changes in net assets available for benefits for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




PRICEWATERHOUSECOOPERS LLP


Los Angeles, California
June 21, 2002

                       ABC, INC. SAVINGS & INVESTMENT PLAN
                  STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                                 (In thousands)


                                                               December 31,
                                                         ---------------------
                                                            2001       2000
                                                         ---------   ----------
Assets
  Investments in master trust:
    At fair value
      The Walt Disney Company Common Stock Fund*,**      $  306,325  $  437,479
      Shares of registered investment companies:
        Fidelity Retirement Money Market Portfolio Fund*    182,245     173,564
        Fidelity Asset Manager Fund*                         69,583      76,200
        Fidelity Growth & Income Portfolio Fund*            153,624     181,784
        Fidelity Magellan Fund*                             155,520     195,564
        PIMCO Total Return Fund                               9,883       4,497
        Putnam New Opportunities Fund                         7,108       9,175
        Sequoia Fund*                                       129,983     117,854
        MAS Small Cap Value Portfolio-Adviser Class           3,914       2,675
        Fidelity Diversified International Fund               3,853       4,418
        Fidelity US Equity Index Pool                         3,220       2,315
      Participant Loans                                      11,806      13,497
                                                          ---------   ---------

      Total investments                                   1,037,064   1,219,022
                                                          ---------   ---------

  Receivables:
    Participants' contributions                                 977         843
    Employer's contribution                                     343         299
    Interest Income                                              11          29
                                                          ---------   ---------
      Total receivables                                       1,331       1,171
                                                          ---------   ---------

  Net assets available for benefits                      $1,038,395  $1,220,193
                                                          =========   =========


* Investment balance represents 5% or more of the Plan's net assets available for benefits.

** Nonparticipant-directed












   The accompanying notes are an integral part of these financial statements.

                   ABC, INC. SAVINGS & INVESTMENT PLAN
           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                 (In thousands)

                                                        For the Year Ended
                                                            December 31,
                                                                2001
                                                        ------------------
Additions to net assets attributed to:

  Investment income (loss):
    Dividends                                               $   23,145
    Interest                                                     1,070
    Net depreciation in fair value
      of investments                                          (166,027)
                                                             ---------

                                                              (141,812)
                                                             ---------
  Contributions:
    Participant                                                 37,033
    Employer                                                    12,516
                                                             ---------

                                                                49,549
                                                             ---------

  Total additions (net deduction)                              (92,263)
                                                             ---------

Deductions from net assets attributed to:

  Benefits paid to participants                                 89,450
  Administrative expenses                                           85
                                                             ---------

  Total deductions                                              89,535
                                                             ---------

Net decrease                                                  (181,798)

Net assets available for benefits:
  Beginning of year                                          1,220,193
                                                             ---------

  End of year                                               $1,038,395
                                                             =========















  The accompanying notes are an integral part of these financial statements.

                       ABC, INC. SAVINGS & INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS


                         (Tabular dollars in thousands)


1.  Description of the Plan

General
The ABC, Inc. Savings & Investment Plan (the "Plan") is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to
Section 401(k) and after-tax contributions pursuant to Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). For further information regarding the Plan, refer to the Summary Plan Description and fund prospectus.

Administration of the Plan
On February 9, 1996, The Walt Disney Company acquired ABC, Inc. (the "Company") (previously called "Capital Cities/ABC, Inc."). The Company appointed the Employee Benefits Committee (the "Committee" or "Plan Administrator") to administer the Plan, interpret its provisions and resolve all issues arising in the administration of the Plan.

The assets of the Plan are administered under a trust agreement between the Company and Fidelity Institutional Retirement Services Company ("Fidelity" or the "Trustee"). Pursuant to the trust agreement, Fidelity executes most of the day-to-day activities of administration.

Administrative expenses of the Plan, such as benefit plan consultation fees (exclusive of brokerage commissions on the purchase or sale of Company stock) may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.

Participation
Participation in the Plan is available to qualified employees of the Company and those other subsidiaries and divisions of ABC, Inc. which were a part of, or affiliates of the American Broadcasting Companies, Inc. ("ABC") (an indirect wholly-owned subsidiary of ABC, Inc.) prior to January 1, 1989. Individuals who became employees of the corporate and other broadcasting properties of ABC, Inc. subsequent to 1988 also are eligible to participate in the Plan as are employees of certain properties within the Company's Publishing Group not part of ABC, Inc. prior to January 1, 1989.

Effective April 1, 1998, certain employees of the corporate and broadcasting operations of the Company hired prior to January 1, 1989 who were previously ineligible for the Plan and participating in the Employee Profit Sharing Plan of ABC, Inc., a defined contribution plan sponsored by the Company, became eligible to participate in the Plan.

                       ABC, INC. SAVINGS & INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   (continued)


1.  Description of the Plan (continued)

Contributions
Participants are permitted to authorize contributions in whole percentages, up to 10 percent of their base compensation on a pre-tax or after-tax basis, through payroll deductions. A participant's total contributions and the Company's matching contributions, in any Plan year, cannot exceed the limits provided under Section 415 of the Code. (see Note 9)

The Company currently contributes a matching amount equal to 50 percent of the first 5 percent of compensation a participant contributes to the Plan. The Company may make matching contributions either in cash, which is invested exclusively in the common stock of The Walt Disney Company, or directly in shares of the common stock of The Walt Disney Company and, at its discretion, the Company may change the level of matching contributions or cease making matching contributions. Participants may not transfer matched company contributions from The Walt Disney Company Common Stock Fund. However, participants are allowed to transfer matched contributions made prior to the merger of ABC, Inc. with The Walt Disney Company into any fund of their choice. (see Note 9)

Vesting
Participants are immediately 100 percent vested with respect to all contributions made by the participant. Effective January 1, 1995, once the participant completes five years of service, matching employer contributions are immediately 100 percent vested. Prior to completion of the fifth year of service, matching employer contributions vest 50 percent at the end of the Plan year for which the contributions are made, and the remaining 50 percent at the end of the subsequent Plan year. Additionally, a participant's account is considered fully vested upon attaining age 65, or death while in active service, or upon termination of service because of permanent and total disability. (see
Note 9)

Forfeitures
Nonvested employer contributions are forfeited upon termination and revert to the Company. These amounts are used to reduce future employer contributions.

Investments
Participants may direct the investment of their contributions in any one or more investment funds established for the Plan. Participants may elect to change the investment of their contributions or to transfer all or part of their account balances among the various investment funds. Such elections must be made in 1 percent increments.

                       ABC, INC. SAVINGS & INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   (continued)


1.  Description of the Plan (continued)

Benefits, Distributions and Withdrawals
A participant's entire vested account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Participant account balances under $5,000 are automatically distributed within 60 days following the participant's severance date or as soon as possible, thereafter. The participant has 60 days following the participant's severance date to elect whether or not to rollover the funds into an IRA or another qualified plan. If no election is made, the funds will be distributed to the participant less 20 percent for federal withholding tax. Participants with account balances of $5,000 or more may elect a distribution at any time following termination, before age 65. All amounts must be distributed when the terminated participant reaches age 65.

Under Section 401(k) of the Code, in service withdrawals of tax-deferred contributions by participants are available only in amounts necessary to satisfy a financial hardship and will be made if the Committee determines that the reason for the hardship complies with applicable requirements under the Code. Under Section 401(a) of the Code, in service withdrawals of the value of after-tax contributions by participants can be made at any time, for any reason.

Loans
Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All loans made to participants are secured by their accounts with a right of off-set. Participants may borrow up to 50 percent of their vested account balance not to exceed $50,000 in any consecutive twelve-month period. A participant may only have one loan outstanding.

Loans may have a term of up to five years. The interest rate on loans is currently prime plus 1 percent. (see Note 9)

Plan Amendment or Termination
The Company reserves the right to amend or modify, at any time, the provisions of the Plan. Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason. If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations, and in the form and manner determined by the Committee, a payment equal to the value of the participant's vested account at the time of liquidation.

2.  Summary of Significant Accounting Policies

Basis of Accounting
The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make

                 ABC, INC. SAVINGS & INVESTMENT PLAN

                   NOTES TO FINANCIAL STATEMENTS
                            (continued)


2.  Summary of Significant Accounting Policies (continued)

Use of Estimates (continued)
estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

Risks and Uncertainties
The Plan provides for various investment options in mutual funds and other securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

Contribution Policy
Contributions are recorded in the period during which the Company makes payroll deductions from the employees' earnings. Company contributions are recorded in the same period.

Investment Valuation and Income Recognition
Investments in securities traded on national security exchanges are valued on the basis of the closing price on the last trading day of the year. Investments in commingled funds are valued at the redemption prices established by the Trustee, which are based on the market value of the fund assets. Participant loans are valued at cost which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net Appreciation/Depreciation in Fair Value of Investments
The net appreciation or depreciation in the fair value of investments disclosed in the Statement of Changes in Net Assets Available for Benefits consists of realized gains (losses) and unrealized appreciation (depreciation) on investments.

Payment of Benefits
Benefits are recorded when paid.

3.  Investments

During 2001, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value as follows:

      The Walt Disney Company Common Stock Fund         $(119,052)
      Shares of registered investment companies           (46,975)
                                                         --------
                                                        $(166,027)
                                                         ========

                       ABC, INC. SAVINGS & INVESTMENT PLAN

                      NOTES TO FINANCIAL STATEMENTS
                               (continued)


4.  Nonparticipant-Directed Investments

Information about the significant components of the changes in net assets relating to the nonparticipant-directed investment (The Walt Disney Company Common Stock Fund, which includes participant-directed investments) is as follows:

                                                       Year Ended
                                                      December 31,
                                                          2001
                                                      ------------
Changes in Net Assets:
      Contributions                                   $    23,104
      Dividends                                             3,068
      Net depreciation                                   (119,052)
      Benefits paid to participants                       (21,701)
      Administrative expenses                                 (10)
      Net transfers to participant-directed
              Investments                                 (16,563)
                                                      ------------
                                                      $  (131,154)
                                                      ============

5.  Income Taxes

The Company received an Internal Revenue Service determination letter dated March 28, 1996, stating that the Plan, as currently amended, qualifies under
Section 401(a) of the Code and is therefore exempt from Federal income tax under
Section 501(a) of the Code. Since the Plan is qualified under Section 401(a) of the Code, under applicable state law it is also exempt from state income taxes. The Plan Administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Accordingly, no provision for income taxes is made in the accompanying financial statements.

6.  Related Party Transactions

Certain Plan investments are shares of mutual funds managed by Fidelity. Fidelity is the trustee as defined by the Plan, and, therefore, these transactions qualify the Trustee as a party-in-interest for which a statutory exemption exists. Fees paid by the Plan to the Trustee amounted to $84,931 for the year ended December 31, 2001.

                       ABC, INC. SAVINGS & INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   (continued)


7.  Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits according to the financial statements to Form 5500:

                                                           December 31,
                                                   -------------------------
                                                        2001       2000
                                                   -----------   -----------
Net assets available for benefits per the
  financial statements                             $ 1,038,395   $ 1,220,193
Amounts allocated to withdrawing
  participants                                          (1,753)    (1,217)
                                                      ---------  ---------
Net assets available for benefits per
  Form 5500                                        $ 1,036,642   $ 1,218,976
                                                   ===========   ===========


The following is a reconciliation of benefits paid to participants according to the financial statements to Form 5500:

                                                            Year Ended
                                                            December 31,
                                                              2001
                                                            ------------

Benefits paid to participants per the
  financial statements                                       $ 89,450
Add: Amounts allocated to withdrawing participants
   at December 31, 2001                                         1,753
Less:  Amounts allocated to withdrawing participants
   at December 31, 2000                                        (1,217)
                                                             ---------

Benefits paid to participants per Form 5500                  $  89,986
                                                             =========

Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2001 but not yet paid as of that date.


8.  Investment in Disney 401(k) Master Trust

The Plan's investments are held in the Disney 401(k) Master Trust (the "Master Trust"), which also includes the assets of the Disney Salaried Savings & Investment Plan, the GO.com Savings and Investment Plan, and the Disney Hourly Savings and Investment Plan, all of which are defined contribution plans sponsored by the Company. Each participating plan has a specific interest in the Master Trust. Assets of the Master Trust are allocated to the participating plans according to the elections of participants within each plan. The Plan's interest in the net assets of the Master Trust was approximately 58% and 59% at December 31, 2001 and 2000, respectively. Investment income of the Master Trust for the year ended December 31, 2001 was allocated based upon each Plan's interest within each of the investment funds held by the Master Trust.

                       ABC, INC. SAVINGS & INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   (continued)


8.  Investment in Disney 401(k) Master Trust (continued)

Investments held by the Master Trust are as follows:

                                                        December 31,
                                              ---------------------------------
                                                    2001            2000
                                              --------------    ---------------
 Investments, at fair value:
   The Walt Disney Company Common Stock Fund  $   589,816       $   817,279
   The GO.com Stock Fund                                -               791
   Shares of registered investment companies    1,161,585         1,210,143
   Participant loans                               26,667            30,915
                                              --------------    ---------------
 Total                                        $ 1,778,068       $ 2,059,128
                                              ==============    ===============

The investment income (loss) of the Master Trust is as follows:

                                                 For the Year Ended
                                                  December 31, 2001
                                                 --------------------
Investment Income(Loss):
    Interest and dividends                       $   37,517
    Net depreciation                               (321,931)
                                                 --------------------
 Total                                           $ (284,414)
                                                 ====================


The net (depreciation)/appreciation (including net realized gains/losses) in the fair value of the investments held by the Master Trust is as follows:

                                                  For the Year Ended
                                                   December 31, 2001
                                                 ---------------------
Net (Depreciation)/Appreciation:
    The Walt Disney Company Common Stock Fund    $ (227,171)
    The GO.com Stock Fund                               143
    Shares of registered investment companies       (94,903)
                                                 ---------------------
 Total                                           $ (321,931)
                                                 =====================

                       ABC, INC. SAVINGS & INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   (continued)


9.  Subsequent Events

Effective January 1, 2002, the following provisions will become effective for the Plan:

     Contributions
     Participants will be permitted to authorize income deferrals in whole percentages, up to 20 percent of their base compensation on a pre-tax basis, through weekly payroll deductions. Contributions of after-tax dollars to the Plan will no longer be permitted.

     The Company will contribute a matching amount equal to 50 percent of the first 4 percent of compensation a participant contributes to the Plan. All accumulated and future matching contributions will become 100% vested as of January 1, 2002.

     Participants reaching age 50 during the Plan year that reach the maximum before-tax contribution allowed by either the Plan or the IRS can elect to make additional "catch up" contributions. For the Plan year ending December 31, 2002, the maximum annual catch-up contribution will be $1,000.

     The Plan will accept rollovers of before-tax balances from other qualified plans.

     Loans
     New loans will have a term of up to four years. However, the term can be extended to ten years if the loan is used to acquire or construct a principal residence of the participant.

Effective March 8, 2002, in addition to employee contributions, participants of the Plan may transfer all or a portion of their accumulated and future Company matching contributions into any of the available Plan investment funds, or any combination of funds.